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Exhibit 5.1

[LETTERHEAD OF WEBBER WENTZEL BOWENS]
1 November, 2002
Naspers Limited 40 Heerengracht Cape Town, 8001 South Africa
Our reference Mr B Cleaver/C Els 1219061

Dear Sirs

Opinion of Webber Wentzel Bowens, South African Counsel to Naspers Limited

        We have acted as South African counsel to Naspers Limited, a public limited liability company incorporated and registered in the Republic of South Africa ("Naspers" or "the Company"). This opinion is being furnished in connection with the filing by the Company with the United States Securities and Exchange Commission of a Registration statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed issuance of Class N ordinary shares of Naspers, par value Rand 0.02 per share (the "Shares"), in connection with the merger of MIH Limited, a British Virgin Islands company, ("MIHL") with MIH (BVI) Limited, a British Virgin Islands company ("MIH (BVI)"), pursuant to the terms of a Plan of Merger (the "Plan of Merger") among Naspers, MIHL and MIH (BVI). Some of the Shares will be represented by Naspers' American Depositary Shares ("ADSs"). The ADSs will be issued pursuant to a deposit agreement among the Bank of New York, as depositary, Naspers, and all owners and beneficial owners from time to time of American Depositary Receipts ("ADRs") issued thereunder (as amended from time to time, the "Deposit Agreement").

        In furnishing this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents or other instruments as we have considered necessary and appropriate for the purposes of this opinion, including:

        (a)  the Memorandum of Association of the Company; and

        (b)  the Articles of Association of the Company.

        Based on the foregoing and subject to Naspers receiving approval for the issuance of the Shares under South African exchange control regulations and from the JSE Securities Exchange South Africa and the Naspers board of directors validly passing the resolution authorising the issuance of the Shares, we are of the opinion that:

  1.
  the Company is validly existing and in good standing under the laws of the Republic of South Africa;

  2.
  when issued, the Shares will be capable of being freely deposited by the Company with the Depositary against issuance of ADRs evidencing ADSs to be issued to holders of Class A ordinary shares of MIHL in accordance with the Plan of Merger; and

  3.
  the Shares covered by the Registration Statement and the ADSs, when issued in accordance with the terms of the Deposit Agreement, when delivered in exchange for Class A ordinary shares of MIHL pursuant to the Plan of Merger, will be validly issued, fully paid and non-assessable under South African law.

        We are admitted to practice in South Africa and we express no opinion as to any matters governed by any law other than the law of South Africa. In particular, we do not purport to render an opinion on any matter governed by the law of any state of the United States of America or any Federal law of the United States of America, or the laws of the British Virgin Islands.

        We are aware that we are referred to under the heading "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name therein and the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

/s/ Webber Wentzel Bowens
WEBBER WENTZEL BOWENS

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  Exhibit 5.1
Opinion of Webber Wentzel Bowens regarding the validity of the ordinary shares of Naspers being registered under this Registration Statement.